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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                               ARTISTdirect, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04315D400
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [ ]   Rule 13d-1(c)

      [X]   Rule 13d-1(d)
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-------------------                                            -----------------
CUSIP NO. 04315D400                   13G                      PAGE 2 OF 4 PAGES
-------------------                                            -----------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Marc P. Geiger
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.    SOLE VOTING POWER
      NUMBER OF
                                        337,740
       SHARES              -----------------------------------------------------
                           6.    SHARED VOTING POWER
    BENEFICIALLY

      OWNED BY             -----------------------------------------------------
                           7.    SOLE DISPOSITIVE POWER
        EACH
                                        337,740
      REPORTING            -----------------------------------------------------
                           8.    SHARED DISPOSITIVE POWER
     PERSON WITH

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            337,740
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

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CUSIP NO. 04315D400                   13G                      PAGE 3 OF 4 PAGES
-------------------                                            -----------------


ITEM 1(a). NAME OF ISSUER:

            ARTISTdirect, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            5670 Wilshire Boulevard, Suite 200
            Los Angeles, CA  90036

ITEM 2(a). NAME OF PERSON FILING:

            Marc P. Geiger

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            5670 Wilshire Boulevard, Suite 200
            Los Angeles, CA  90036

ITEM 2(c). CITIZENSHIP

            United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.01 per share

ITEM 2(e). CUSIP NUMBER:

            04315D400

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
           (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable

ITEM 4.    OWNERSHIP.

            (a)  Amount Beneficially Owned:  337,740

            (b)  Percent of Class:  9.8%

            (c)  Number of shares as to which such person has:

                 (i)   Sole power to vote or to direct the vote:         337,740
                                                                         -------
                 (ii)  Shared power to vote or to direct the vote:
                                                                         -------
                 (iii) Sole power to dispose or to direct the
                       disposition of:                                   337,740
                                                                         -------
                 (iv)  Shared power to dispose or to direct the
                       disposition of:
                                                                         -------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable


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CUSIP NO. 04315D400                   13G                      PAGE 4 OF 4 PAGES
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ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.   CERTIFICATIONS.

            Not Applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 4, 2002
                                        ----------------------------------------
                                                           Date

                                                    /s/ MARC P. GEIGER
                                        ----------------------------------------
                                                        (Signature)

                                        Name:   Marc P. Geiger
                                        Title:  President, Artist Services and
                                                Vice-Chairman of the Board of
                                                Directors of ARTISTdirect, Inc.